Exhibit 10.35

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Blvd., Bridgewater, NJ 08807

October 13, 2016

Joseph C. Papa

Chairman and Chief Executive Officer

Valeant Pharmaceuticals International, Inc.

Dear Joe:

This letter confirms the terms of the transition of my employment with Valeant Pharmaceuticals International, Inc., or its applicable subsidiary (the “Company”). For the avoidance of doubt, I hereby affirm that the terms of my employment agreement with the Company dated December 30, 2014 (my “Employment Agreement”), as amended by my retention agreement with the Company dated May 6, 2016 (my “Retention Agreement”), shall remain in full force and effect in accordance with its terms.

By this letter, I hereby affirm, and by signing below, the Company hereby acknowledges and agrees, that:

1. The organizational changes that were announced at the Company on or about August 8, 2016 trigger the “Good Reason” provision of my Employment Agreement (specifically section (i) of the Good Reason provision entitled “Diminution of Responsibility”) and the Good Reason provision set forth in my Retention Agreement (specifically section (1) of the Good Reason provision), that I have fulfilled my obligation to provide the Company with a written notice of Good Reason under both my Employment Agreement and my Retention Agreement by virtue of sending this letter, and that the conditions triggering the Good Reason provisions in my Employment Agreement and my Retention Agreement are not susceptible to cure by the Company.

2. In order to receive the compensation and benefits provided under my Employment Agreement and my Retention Agreement in the event of my termination for Good Reason as a result of such organizational changes, I will be required to comply with all of the terms of such agreements, including, without limitation, my obligation, as requested by the Company, to continue to perform my job duties (as modified by the organizational changes previously announced by the Company) plus any duties related to the transition of my role to another individual and remain employed by the Company through December 31, 2016 (or such earlier date as agreed to by the Company in its sole discretion). In the event that the Company and I agree that my employment with the Company shall continue beyond December 31, 2016, the terms of my continued employment will be negotiated and memorialized in writing at that time.

3. Upon the termination of my employment on December 31, 2016 (or such earlier date as agreed to by the Company in its sole discretion), I shall be entitled to receive, at the times specified in the applicable agreements, the Severance Benefits provided under the terms of my Employment Agreement in the event of my termination for Good Reason, as modified and enhanced by my Retention Agreement and as provided in the event of my termination for Good Reason pursuant thereto, including the Special Retention Award (to the extent then unpaid), the Special Equity Award, the Enhanced Severance Benefits, and a pro-rated bonus for fiscal year 2016 based on the lesser of target or actual performance, if I would otherwise be entitled to receive a bonus for 2016. These benefits shall be provided in exchange for my execution and non-revocation of a general release as provided in, and in accordance with the terms of, my Employment Agreement and my Retention Agreement.

[Signature Page Follows]

Agreed and Accepted:

/s/ Dr. Ari S. Kellen	/s/ Joseph C. Papa
Dr. Ari S. Kellen	Joseph C. Papa
Chairman and Chief Executive Officer

[Signature Page to Kellen Transition Letter]